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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of  Intrinsix Corp.
Westboro, Massachusetts

      We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-33920 of Intrinsix Corp. on Form S-1 of our report dated March 17, 2000 (April 19, 2000 as to the effects of the stock split described in Note 2) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements to reflect a merger accounted for as a pooling of interests), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 27, 2000